Exhibit 99.1

News Release
CST BRANDS, INC. ANNOUNCES PRICING
OF PUBLIC OFFERING BY SELLING STOCKHOLDER

San Antonio, Texas - November 7, 2013 - CST Brands, Inc. (NYSE: CST) announced today the pricing of the previously announced underwritten public offering of 13,112,564 shares of its common stock owned by Valero Energy Corporation, the selling stockholder, at a price to the public of $31.00 per share. The underwriters were granted a 30-day option to purchase up to 1,966,884 additional shares of CST Brands, Inc.’s common stock owned by the selling stockholder. CST Brands, Inc. is not selling any shares in this offering and will not receive any proceeds from the sale of the shares of common stock offered by the selling stockholder. The offering is expected to be consummated on or about November 14, 2013, subject to certain closing conditions.
Citigroup, Wells Fargo Securities, J.P. Morgan, Mizuho Securities and RBC Capital Markets are acting as joint book-running managers for the offering. Credit Suisse, Mitsubishi UFJ Securities, Piper Jaffray, PNC Capital Markets LLC, RBS, Scotiabank, SMBC Nikko and SunTrust Robinson Humphrey are acting as co-managers for the offering.
The offering may be made only by means of a prospectus. Copies of the prospectus related to the offering may be obtained, when available, by sending a request to:

Citigroup c/o Broadridge Financial Solutions 1155 Long Island Avenue Edgewood, NY 11717 Phone: (800) 831-9146	Wells Fargo Securities Attn: Equity Syndicate Department 375 Park Avenue, 4th Floor New York, NY 10152 Phone: (800) 326-5897
J.P. Morgan Attn: Broadridge Financial Solutions 1155 Long Island Avenue Edgewood, NY 11717 Phone: (866) 803-9204	Mizuho Securities Attn: Equity Syndicate Department 320 Park Avenue, 12th floor New York, NY 10022 Phone: (866) 271-7403	RBC Capital Markets Attn: Equity Syndicate Three World Financial Center 200 Vesey Street, 8th Floor New York, NY 10281 Phone: (877) 822-4089
You may also get a copy of the prospectus for free by visiting the SEC's website at http://www.sec.gov.

A registration statement relating to these securities has been filed with the SEC and was declared effective on November 6, 2013. This press release does not constitute an offer to sell or a solicitation of an offer to buy the securities, nor shall there be any sales of the securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.
About CST Brands, Inc.
CST is one of the largest independent retailers of motor fuels and convenience merchandise in North America. Based in San Antonio, Texas, CST employs nearly 12,000 Team Members at approximately 1,900 locations throughout the Southwestern United States and Eastern Canada offering a broad array of convenience merchandise, beverages, snacks and fresh food. In the U.S., CST Corner Stores proudly sell Valero fuels and signature products such as Fresh Choices baked and packaged goods, U Force energy and sport drinks, Cibolo Mountain coffee, FC Soda and Flavors2Go fountain drinks. In Canada, CST is the exclusive provider of Ultramar fuel and its Dépanneur du Coin and Corner Stores sell signature Transit Café coffee and pastries.

Forward-Looking Statements
This press release may include forward-looking statements. These forward-looking statements involve risks and uncertainties. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in CST’s prospectus and SEC filings. CST undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this press release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.
Investors:
CST Brands, Inc.
Randy Palmer, 210-692-2160
Director - Investor Relations
or
Media:
The DeBerry Group,
Melissa Ludwig or Trish DeBerry, 210-223-2772